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                                                                      Exhibit 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (In Millions)


                                                                                    Year Ended December 31,
                                                                 --------------------------------------------------------------
                                                                    2003         2002         2001         2000        1999
                                                                 -----------  ------------ ------------ ----------- -----------
Consolidated pretax income (loss)
    from continuing operations                                       $(35.2)       $(57.3)      $(28.7)     $ 29.9      $ 10.6
Undistributed earnings of non-consolidated
    affiliates                                                          0.1          (1.3)          --          --          --
Interest expense                                                        4.4           6.5          8.5         4.9         3.7
Interest portion of rental expense                                      8.6           9.4          6.8         7.3         6.0
                                                                 ----------   -----------   ----------  ----------  ----------
       Earnings                                                      $(22.1)       $(42.7)      $(13.4)     $ 42.1      $ 20.3
                                                                 ----------   -----------   ----------  ----------  ----------

Interest expense                                                      $ 4.4         $ 6.5        $ 8.5       $ 4.9       $ 3.7
Interest portion of rental expense                                      8.6           9.4          6.8         7.3         6.0
                                                                 ----------   -----------   ----------  ----------  ----------
       Fixed Charges                                                  $13.0         $15.9        $15.3      $ 12.2       $ 9.7
                                                                 ==========   ===========   ==========  ==========  ==========

RATIO OF EARNINGS TO FIXED CHARGES                                       --(1)         --(2)        --(3)      3.5         2.1
                                                                 ==========   ===========   ==========   =========  ==========


(1) For the year ended December 31, 2003, earnings were inadequate to cover fixed charges. We would need an additional $35.1 million of earnings in order to cover our fixed charges.

(2) For the year ended December 31, 2002, earnings were inadequate to cover fixed charges. We would need an additional $58.6 million of earnings in order to cover our fixed charges.

(3) For the year ended December 31, 2001, earnings were inadequate to cover fixed charges. We would need an additional $28.7 million of earnings in order to cover our fixed charges.